Pricing supplement No. 921 To prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated July 16, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$25,000,000 23-Year Non-Call 5-Year Fixed Rate Notes due July 21, 2033
General
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The notes pay interest semi-annually in arrears as described below. The notes are designed for investors who seek semi-annual interest payments with the return of their initial investment at maturity. Any interest payments and payment at maturity, including any return of the initial investment, is subject to the credit of the Issuer.

•	We may redeem the notes on any Call Date beginning five years from the Settlement Date.
•	Senior unsecured obligations of Deutsche Bank AG due July 21, 2033.
•	Denominations of $1,000 (the “Principal Amount”) and multiples thereof, and minimum initial investments of $1,000.
•	The notes priced on July 16, 2010 (the “Trade Date”) and are expected to settle three business days later on July 21, 2010 (the “Settlement Date”).
•	Any payment on the notes, including any return of the initial investment, is subject to the credit of the Issuer.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Principal Amount
Payment at Maturity:	Unless we exercise our redemption option, at maturity you will receive a cash payment, for each $1,000 note Principal Amount, of $1,000 plus any accrued but unpaid interest.
Interest:
The notes will bear interest at the Applicable Interest Rate, payable semi-annually in arrears on January 21 and July 21 (each, an “Interest Payment Date”), commencing on January 21, 2011, or if any such day is not a business day, on the first following day that is a business day. If the Interest Payment Day is not a business day, the applicable interest payment will be made on the succeeding business day, and no additional interest will accrue in respect of any delay in the interest payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Applicable Interest Rate:	5.00% per annum
Redemption at the option of the Issuer:
We may, in our sole discretion, redeem your notes in whole but not in part, at the Redemption Price set forth below, on July 21, 2015 and on any Interest Payment Date thereafter. If we exercise our right to redeem the notes, we will give you notice not less than five (5) business days prior to such Interest Payment Date (the date of such notice, the “Call Notice Date”) and such Interest Payment Date shall be the date of redemption of the notes (the “Call Date”) as described below under “Description of the Notes —Redemption at the Option of the Issuer.”

Redemption Price:
If we exercise our redemption option, on the Call Date you will receive an amount in cash, per $1,000 note Principal Amount, equal to $1,000 plus any accrued but unpaid Interest to but excluding the Call Date.

Trade Date:	July 16, 2010
Maturity Date†:	July 21, 2033
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	2515A0 V6 7
ISIN:	US2515A0V678
† Subject to postponement if such day is not a business day.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page PS-2 in this pricing supplement

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$2.50	$997.50
Total	$25,000,000.00	$62,500.00	$24,937,500.00
(1)	For more detailed information about discounts, commissions and fees, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$25,000,000.00	$1,782.50

Deutsche Bank Securities

July 16, 2010

SUMMARY

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You should read this pricing supplement together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You should rely only on the information contained in this pricing supplement and in the documents listed below in making your decision to invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf
•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf
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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page TS-2 in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

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The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

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You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-866-620-6443.

Selected Risk Considerations

An investment in the notes involves risks. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement and the prospectus before you decide that an investment in the notes is suitable for you.

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THE VALUE OF THE NOTES MAY DECLINE DUE TO SUCH FACTORS AS A RISE IN INFLATION AND/OR INTEREST RATES OVER THE TERM OF THE NOTES — Because the notes mature in 2033, their value may decline over time due to such factors as inflation and/or rising interest rates. In addition, the Applicable Interest Rate on the notes may in the future be low in comparison to the interest rates for similar debt securities then prevailing in the market. Nevertheless, if this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of holding the notes until the Maturity Date.

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THE NOTES MAY BE CALLED PRIOR TO THE MATURITY DATE — We may exercise our redemption option on any Interest Payment Date occurring five years from the Settlement Date and semi-annually thereafter. We are likely to exercise our redemption option prior to the Maturity Date if the Applicable Interest Rate on the notes is greater than interest rates for instruments of a comparable maturity and credit rating trading in the market. If we call the notes, you will bear the risk of reinvestment, which may be at rates of return less than you would have received had we not called the notes. If we exercise our redemption option, you may be unable to invest in securities with similar risk and yield as the notes. Your ability to receive interest payments during the term of the notes is limited by our right to redeem the notes prior to the Maturity Date.

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CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any interest payments and any return of the initial investment amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes, and in the event Deutsche Bank AG were to default on its obligations, you may not receive the interest payments or Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates expect to engage in hedging and trading activities related to the Applicable Interest Rate. We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the level of the interest rates available in the market and, therefore, the value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our trading activities related to the Applicable Interest Rate may be entered into on behalf of Deutsche Bank AG, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between Deutsche Bank AG and you. Any of the foregoing activities described in this risk consideration may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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THE RETURN ON THE NOTES MAY BE LESS THAN THAT OF OTHER DEBT SECURITIES OF COMPARABLE MATURITY OR LESS THAN INTEREST RATES AVAILABLE IN THE MARKET — You may earn less than the return you could have received on other debt securities of comparable maturity, and the Applicable Interest Rate may be less than interest rates available in the market. The interest payments you receive during the term of the notes, if any, may not fully compensate you for any opportunity cost taking into account inflation and other factors related to the time value of money.

•	THE VALUE OF THE NOTES WILL BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the notes;
•	our right to redeem the notes;
•	supply and demand for the notes;
•	interest and yield rates in the market generally and the volatility of those rates;
•	trends relating to inflation;
•	economic, financial, political and regulatory or judicial events that affect interest rates generally; and

•	our creditworthiness, including actual or anticipated changes in our credit ratings, financial condition or results of operations.

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THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOU WILL RECEIVE THE RETURN OF YOUR INITIAL INVESTMENT AMOUNT ONLY IF YOU HOLD YOUR NOTES TO MATURITY — You will receive the return of your initial investment amount if you hold your notes to maturity, subject to the credit of the Issuer. If you sell your notes in the secondary market prior to maturity, you will not receive any principal protection on the portion of your notes sold. You should be willing and able to hold your notes to maturity.

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THE NOTES HAVE CERTAIN BUILT-IN COSTS — While the payment upon early redemption or at maturity described in this pricing supplement is based on the full Principal Amount of your notes, the original Issue Price of the notes includes the agent’s commission and the expected cost of hedging our obligations under the notes through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the notes includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the notes in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the notes declines. As a result, the price, if any, at which Deutsche Bank AG or our affiliates may be willing to purchase notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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HOLDINGS OF THE NOTES BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE PRICE OF THE NOTES — Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates may be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

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YOUR INVESTMENT IN THE NOTES IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY — The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 Principal Amount of our 23-Year Non-Call 5-Year Fixed Rate Notes.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest semi-annually in arrears as described below. The notes are part of a series of notes referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency. The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $1,000 and multiples thereof, and minimum initial investments of $1,000. The Principal Amount and Issue Price of each note is $1,000. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

Payments on the Notes

The “Maturity Date” will be July 21, 2033, unless that day is not a business day, in which case the Maturity Date will be the first following business day. Unless we exercise our redemption option, on the Maturity Date you will receive a cash payment, for each $1,000 note Principal Amount, of $1,000 plus any accrued but unpaid interest.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

The notes will bear interest at the Applicable Interest Rate (as defined below), payable semi-annually in arrears on each January 21 and July 21 (each, an “Interest Payment Date”), commencing on January 21, 2011, or if any such day is not a business day, on the first following day that is a business day. If the Interest Payment Date is not a business day, the applicable interest payment will be made on the succeeding business day, and no additional interest will accrue in respect of any delay in the interest payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The “Applicable Interest Rate” will be 5.00% per annum.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Redemption at the Option of the Issuer

We may, at our option, redeem your notes in whole but not in part, at the Redemption Price on July 21, 2015 and on any Interest Payment Date thereafter.

If we choose to exercise our redemption option, we will notify DTC (the holder of the global note) not less than five (5) business days before such Interest Payment Date, which shall be the “Call Date.” The day we give the Call Notice, which will be a business day, will be the “Call Notice Date.” We will not give a Call Notice that results in a Call Date later than the Maturity Date.

Redemption Price

If we exercise our redemption option, on the Call Date we will pay you an amount in cash, for each $1,000 note Principal Amount, equal to $1,000 plus any accrued but unpaid interest.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m. on the business day preceding each Interest Payment Date and the Maturity Date.

All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 note Principal Amount at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 note Principal Amount equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with

DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

Tax Considerations

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.”

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.  Individuals who purchase the notes should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of German tax considerations relating to the notes, you should review the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original Issue Price of the notes includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the notes which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

In connection with the sale of the notes, we, either directly or through our affiliates or others, may enter into hedging transactions involving the execution of interest rate swap and option transactions or other transactions linked to changes in interest rates both before and after the Settlement Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have previously entered into. In this regard, we or our affiliates may:

•	execute or terminate interest rate swap and option transactions;

•	take or dispose of positions in listed or over-the-counter options or other instruments based on interest rates; or

•	do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in the Distribution Agreements between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”) and certain other agents that may be party to the Distribution Agreements from time to time (each, an “Agent” and, collectively, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the Principal Amount of notes set forth on the cover page.

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the notes of 0.25% or $2.50 per note Principal Amount. Deutsche Bank AG will reimburse DBSI for such fees.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate and related conflicts of interest. In accordance with Rule 2720, DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

An Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Principal Amount of notes offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.